October 16, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read Committed Capital Acquisition Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K, dated October 16, 2013, which we understand will be filed on October 16, 2013 and we agree with such statements contained thereunder concerning our firm. We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

/s/ Rothstein Kass